Second Quarter 2015 Earnings Conference Call August 5, 2015

Safe Harbor Statement This presentation includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to:  Increased prices for fuel and purchased power and the possibility that regulators may not permit EE to pass through all such increased costs to customers or to recover previously incurred fuel costs in rates  Full and timely recovery of capital investments and operating costs through rates in Texas and New Mexico  Uncertainties and instability in the general economy and the resulting impact on EE’s sales and profitability  Changes in customers’ demand for electricity as a result of energy efficiency initiatives and emerging competing services and technologies  Unanticipated increased costs associated with scheduled and unscheduled outages of generating plant  The size of our construction program and our ability to complete construction on budget  Potential delays in our construction schedule due to legal challenges or other reasons  Costs at Palo Verde  Deregulation and competition in the electric utility industry  Possible increased costs of compliance with environmental or other laws, regulations and policies  Possible income tax and interest payments as a result of audit adjustments proposed by the IRS or state taxing authorities  Uncertainties and instability in the financial markets and the resulting impact on EE’s ability to access the capital and credit markets  Possible physical or cyber attacks, intrusions or other catastrophic events  Other factors detailed by EE in its public filings with the Securities and Exchange Commission. EE’s filings are available from the Securities and Exchange Commission or may be obtained through EE’s website, http://www.epelectric.com 2

2nd Quarter Financial Results  2nd Quarter 2015 net income of $21.1 million or $0.52 per share, compared to 2nd Quarter 2014 net income of $30.1 million or $0.75 per share 3

4 Regulatory Lag  EE has placed approximately $1.3 billion of new plant into service since July 2009  The significant capital investment has created the need for rate recovery  Regulatory lag has had a significant impact on 2nd quarter earnings  The primary components of regulatory lag are:  Reduced AFUDC  Increased depreciation  Increased operations and maintenance expense  Increased property taxes and interest cost

Service Territory Growth  Set a new Native Peak record of 1,787 MW on June 22, 2015  A new Native Peak record has now been recorded in 9 out of the last 10 years  The number of retail customers in EE’s service territory has increased 1.4% through June 2015  Unemployment rate during the 2nd quarter was the lowest rate in 6 years  New plant additions are necessary to maintain the reliability of our system and to support load growth in our area  Construction of Montana Power Station (MPS) Units 3 & 4 is underway and on schedule 5

6 2nd Quarter Key Earnings Drivers Basic EPS Description June 30, 2014 0.75$ Changes In: O&M at fossil-fuel generating plants (0.07) Increased primarily due to 1) increased level of maintenance activity at Newman and Four Corners plants, and 2) operation and maintenance expenses at MPS in 2015 with no comparable activity in 2014 Allowance for funds used during construction (0.04) Decreased due to lower construction work in progress balances, primarily due to MPS Units 1 & 2 and the Eastside Operations Center (EOC) being placed in service during the first quarter of 2015 Palo Verde performance rewards, net (0.04) Decreased due to recognition of performance rewards recorded in June 2014 with no comparable activity in the current period Depreciation and amortization (0.03) Increased primarily due to MPS Units 1 & 2 and the EOC being placed in service during the first quarter of 2015 Retail non-fuel base revenues (0.03) Decreased primarily due to 1) a 3.5% decrease in kWh sales for public authorities and a military installation moving to an interruptible rate, and 2) decreased revenues from residential customers reflecting milder weather Interest on long-term debt (0.03) Increased due to interest accrued on the $150 million senior notes issued in December 2014 Deregulated Palo Verde Unit 3 (0.03) Decreased due to a 13% decrease in proxy market prices reflecting a decline in natural gas prices and a refueling outage Palo Verde operation and maintenance 0.04 Decreased Palo Verde operation and maintenance expenses in the second quarter of 2015 June 30, 2015 0.52$

Historical Weather Summary 1,149 824 1,008 1,013 995 1,169 1,178 1,138 1,095 929 0 200 400 600 800 1,000 1,200 1,400 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2nd Quarter CDD’s 10-Yr CDD Average – 1,050 7

Non-Fuel Base Revenues (000's) Percent Change * MWH Percent Change * Residential 59,422$ (0.7%) 640,940 (1.4%) C&I Small 53,864 0.4% 626,968 1.0% C&I Large 9,879 (0.8%) 278,822 (4.5%) Public Authorities 25,317 (5.9%) 419,882 (3.5%) Total Retail 148,482$ (1.3%) 1,966,612 (1.6%) Cooling Degree Days (CDD's) 929 -15.2% Average Retail Customers 402,031 1.4% * Percent Change expressed as change from Q2 2015 over Q2 2014 2nd Quarter Retail Revenues and Sales 8

A A Capital Requirements & Liquidity  Expended $147.0mm for additions to utility plant for the six months ended June 30, 2015  On July 23, 2015, the Board declared a quarterly cash dividend of $0.295 per share payable on September 30, 2015 to shareholders of record as of September 16, 2015  EE made $23.2mm in dividend payments for the six months ended June 30, 2015  At June 30, 2015, EE had liquidity of $181.9mm including a cash balance of $10.4mm and unused capacity under the revolving credit facility  Capital expenditures for utility plant in 2015 are anticipated to be approximately $276.3mm  May issue long-term debt in late 2015 or early 2016 9

10 Earnings Guidance  We are narrowing our earnings guidance range for 2015 to $1.75 - $2.05 per share from $1.75 - $2.15

New Mexico Rate Case Filing  EE filed a general rate case with the New Mexico Public Regulatory Commission (NMPRC) on May 11, 2015  New Mexico Rate Case Procedural Schedule  Discovery Process – May – Nov. 2015  Deadline for Intervention – Aug. 3, 2015  Direct Testimony of NMPRC and Intervenors – Sept. 30, 2015  Rebuttal Testimony – Oct. 28, 2015  Hearing Begins – Nov. 16, 2015  Anticipate new rates will become effective by early 2nd quarter 2016 11

Texas Rate Case Filing  EE plans to file a general rate case with the City of El Paso, other incorporated municipalities in our service territory and the Public Utility Commission of Texas next week  EE will use a historical test year ended March 31, 2015  The case will be filed primarily to reflect new plant in service  Generation plant including MPS Units 1 & 2 and related substation & transmission lines  Eastside Operations Center  Anticipate new rates will become effective by early 2nd quarter 2016 12

Other Regulatory Filings 13  On May 20, 2015, EE received approval to decrease the fixed fuel factor in Texas by 24%  The Company has also filed for two new solar projects:  On June 8, 2015, filed for approval of renewable energy tariff to implement a voluntary community solar pilot program  3 MW solar plant to be located at MPS  On June 15, 2015, filed for a Certificate of Convenience and Necessity in New Mexico for a 5 MW solar plant to be located at Holloman Air Force Base

Q & A 14